Exhibit 99.2

ALTRIA ANNOUNCES ELECTION OF RICHARD S. STODDART TO ALTRIA’S BOARD OF DIRECTORS

RICHMOND, Va. - (January 30, 2025) – Altria Group, Inc. (NYSE: MO) is pleased to announce that Richard S. Stoddart will join our Board of Directors (Board) on February 3, 2025.

Mr. Stoddart has served as the board chair of Hasbro, Inc. (NASDAQ: HAS), a global play and entertainment company, since February 2022 and as a board member since 2014. He previously served as Hasbro’s interim Chief Executive Officer (CEO) from October 2021 to February 2022, following the passing of Hasbro’s former board chair and CEO. Mr. Stoddart is the former President and CEO of InnerWorkings, Inc., a global marketing execution firm, serving in that role from April 2018 until October 2020 when InnerWorkings, Inc. was acquired. Mr. Stoddart was the CEO and Global President of Leo Burnett Worldwide from 2016 to 2018, the CEO of Leo Burnett North America from 2013 to 2016 and the President of Leo Burnett North America from 2005 to 2013.

Mr. Stoddart will serve as a member of the Board’s Audit, Innovation, and Nominating, Corporate Governance and Social Responsibility Committees.

Altria’s Profile

We have a leading portfolio of tobacco products for U.S. tobacco consumers age 21+. Our Vision is to responsibly lead the transition of adult smokers to a smoke-free future (Vision). We are Moving Beyond Smoking™, leading the way in moving adult smokers away from cigarettes by taking action to transition millions to potentially less harmful choices - believing it is a substantial opportunity for adult tobacco consumers, our businesses and society.

Our wholly owned subsidiaries include leading manufacturers of both combustible and smoke-free products. In combustibles, we own Philip Morris USA Inc. (PM USA), the most profitable U.S. cigarette manufacturer, and John Middleton Co. (Middleton), a leading U.S. cigar manufacturer. Our smoke-free portfolio includes ownership of U.S. Smokeless Tobacco Company LLC (USSTC), the leading global moist smokeless tobacco (MST) manufacturer, Helix Innovations LLC (Helix), a leading manufacturer of oral nicotine pouches, and NJOY, LLC (NJOY), an e-vapor manufacturer with a commercialized product portfolio fully covered by marketing granted orders from the U.S. Food and Drug Administration (FDA).

Additionally, we have a majority-owned joint venture, Horizon Innovations LLC (Horizon), for the U.S. marketing and commercialization of heated tobacco stick products.
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Our equity investments include Anheuser-Busch InBev SA/NV (ABI), the world’s largest brewer, and Cronos Group Inc. (Cronos), a leading Canadian cannabinoid company.

The brand portfolios of our operating companies include Marlboro®, Black & Mild®, Copenhagen®, Skoal®, on!® and NJOY®. Trademarks related to Altria referenced in this release are the property of Altria or our subsidiaries or are used with permission.

Learn more about Altria at www.altria.com and follow us on X (formerly known as Twitter), Facebook and LinkedIn.

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Source: Altria Group, Inc.
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